As filed with the Securities and Exchange Commission on June 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1269834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 Landmark Square Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Silgan Holdings Inc.

Amended and Restated 2004 Stock Incentive Plan

(Full title of the plan)

Frank W. Hogan, III, Esq.

Senior Vice President, General Counsel and Secretary

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(Name and address of agent for service)

(203) 975-7110

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Rawn, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

(212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	3,000,000(3)	$54.42	$163,260,000	$18,971(4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction in accordance with the anti-dilution provisions of the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the NASDAQ Global Select Market on June 2, 2015.
(3)	This registration statement is being filed pursuant to General Instruction E to Form S-8 to register additional shares issuable under the Plan, as to which Plan shares were previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-120695).
(4)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $50,812 have already been paid with respect to unsold securities registered pursuant to a registration statement on Form S-4 (File No. 333-174624) filed with the Securities and Exchange Commission on May 31, 2011, as amended, and are being carried forward. As a result, all of the filing fee of $18,971 due for this offering is offset against the registration fee previously paid.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement (this “Registration Statement”) registers the offer and sale of an additional 3,000,000 shares of Common Stock, par value $0.01 per share, of Silgan Holdings Inc. (the “Registrant”) issuable under the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan. The contents of the registration statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) on November 23, 2004 (File No. 333-120695) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 8, 2015;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 9, 2015, February 27, 2015 (relating to Items 8.01 and 9.01), February 27, 2015 (relating to Item 5.02), March 11, 2015, March 17, 2015, May 7, 2015 and May 29, 2015; and

(d)	the description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 7, 1997 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing by the Registrant of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Item 2.02 or 7.01 of any current report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut on this 9th day of June, 2015.

SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
Anthony J. Allott
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Anthony J. Allott, Robert B. Lewis and Frank W. Hogan, III, and each and any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Philip Silver	Co-Chairman of the Board	June 9, 2015
(R. Philip Silver)

/s/ D. Greg Horrigan	Co-Chairman of the Board	June 9, 2015
(D. Greg Horrigan)

/s/ John W. Alden	Director	June 9, 2015
(John W. Alden)

/s/ William C. Jennings	Director	June 9, 2015
(William C. Jennings)

/s/ Joseph M. Jordan	Director	June 9, 2015
(Joseph M. Jordan)

/s/ Edward A. Lapekas	Director	June 9, 2015
(Edward A. Lapekas)

/s/ Anthony J. Allott (Anthony J. Allott)	President and Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2015

/s/ Robert B. Lewis (Robert B. Lewis)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to amend the stockholder voting standard (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

4.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. to increase the number of authorized shares of our common stock (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

4.4	Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

4.5	First Amendment to Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.3 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 000-22117).

4.6	Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, dated April 21, 2015, Commission File No. 000-22117).

5.1*	Opinion of Winston & Strawn LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on Signature Page).

*	Filed herewith.